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                                                                    Exhibit 11.1

(Dollars in thousands except per share amounts)        1997             1996             1995
                                                   ----------------------------------------------

BASIC:

    Net income                                     $    807,433     $    736,630     $    591,460
         Less preferred dividends                          --              4,028           14,830
                                                   ----------------------------------------------
    Net income applicable to common stock          $    807,433     $    732,602     $    576,630

    Average common shares outstanding               216,429,836      219,095,248      212,392,355

    Net income per common share - basic            $       3.73     $       3.34     $       2.71

DILUTED:

    Net income                                     $    807,433     $    736,630     $    591,460

    Average common shares outstanding               216,429,836      219,095,248      212,392,355
    Stock option adjustment                           4,259,927        3,579,078        2,704,769
    Preferred stock adjustment                             --          2,679,175        8,839,872
                                                   ----------------------------------------------
    Average common shares outstanding - diluted     220,689,763      225,353,501      223,936,996

    Net income per common share - diluted          $       3.66     $       3.27     $       2.64